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                                                                    Exhibit 12.1

                                  OXiGENE, INC.

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    SIX MONTHS ENDED
                          2000            2001           2002            2003           2004          JUNE 30, 2005
EARNINGS (LOSS)
  Loss Before Income
Taxes                  $     (9,087)  $     (4,139)  $    (11,013)   $     (8,368)  $    (10,024)   $         (5,086)

Add fixed charges:

Estimated interest on
rental expense         $         88   $         88   $         88    $        367   $         18    $            140

TOTAL ADJUSTED LOSS    $     (8,999)  $     (4,051)  $    (10,925)   $     (8,001)  $    (10,006)   $         (4,946)

FIXED CHARGES

Estimated interest on
rental expense         $         88   $         88   $         88    $        367   $         18    $            140

COVERAGE DEFICIENCY    $     (9,087)  $     (4,139)  $    (11,013)   $     (8,368)  $    (10,024)   $         (5,086)
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